Exhibit 20

                     HARTMARX TO BUY PLAID CLOTHING ASSETS

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               NEW YORK, OCTOBER 16, 1996   Plaid Clothing Group
          Inc. announced today it has signed a letter of intent to sell substantially all of its assets to Hartmarx Corp. [NYSE: HMX]. Plaid, which has been operating under Chapter 11 bankruptcy protection since July, 1995, has been in discussions with potential bidders for the Company in recent months.

               Under the agreement, Hartmarx will purchase substantially all of the current assets, operations and licenses of Plaid, including the Company's manufacturing and distribution facilities. Proceeds from the sale will be available for distribution among the Company's creditors. The sale agreement is subject to bankruptcy court approval, and certain other conditions.

               "We are convinced that this sale to Hartmarx is the best option for Plaid," said William V. Roberti, Plaid's president and chief executive officer. "We have worked hard over the last year and half to streamline the business." Roberti added, " Our goal now is to secure all necessary approvals and to make this transition as smooth as possible for our constituencies, including employees, customers, licensors and creditors."

               Bert Hand, chairman and chief executive officer of Hartmarx, stated: "We are purchasing the assets of a company with considerable value in the menswear manufacturing industry. Since the Chapter 11 filing, Plaid's management team has made substantial progress turning the business around and has established Plaid as a marketer of high quality men's tailored clothing. Plaid's assets will fit well into the Hartmarx family."

               Homi Patel, president and chief operating officer of Hartmarx Corporation, stated: "It is our intention to complete due diligence promptly so as to bring the deal to closure as soon as possible and effect a seamless transfer of the assets. Synergistically, this business fits in very well with several of our other businesses and it is our intention to leverage the assets and strengths of both Hartmarx and Plaid to build even stronger franchises for the various brands. We expect Plaid's employees, customers and suppliers to be pleased at the prospect of this transaction."

               Plaid, based in New York City, is a major supplier of men's tailored clothing to better specialty and department stores. The Company owns various trademarks and holds licenses for the manufacture of a number of prestigious brands, including, Burberry, Claiborne, Evan-Picone and Palm Beach.

               Hartmarx, based in Chicago, produces and markets business, casual and golfing apparel under a number of leading brands including Hart Schaffner & Marx, Hickey-Freeman, Austin Reed, KM by Krizia, Tommy Hilfiger, Nino Cerruti, Pierre Cardin, Perry Ellis, Gieves & Hawkes, Racquet Club, Daniel Hechter, Karl Lagerfeld, John Alexander, Riserva, Jack Nicklaus, Bobby Jones, Sansabelt, Hawksley & Wight, Crossings and Barrie Pace through a broad range of channels including fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.